Exhibit 99.3

Item 8.	Financial Statements and Supplementary Data

Management’s Report on Internal Control Over Financial Reporting

The management of Masco Corporation is responsible for establishing and maintaining adequate internal control over financial reporting. Masco Corporation’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.

The management of Masco Corporation assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012 using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in “Internal Control – Integrated Framework.” Based on this assessment, management has determined that the Company’s internal control over financial reporting was effective as of December 31, 2012.

PricewaterhouseCoopers LLP, an independent registered public accounting firm, performed an audit of the Company’s consolidated financial statements and of the effectiveness of Masco Corporation’s internal control over financial reporting as of December 31, 2012. Their report expressed an unqualified opinion on the effectiveness of Masco Corporation’s internal control over financial reporting as of December 31, 2012 and expressed an unqualified opinion on the Company’s 2012 consolidated financial statements. This report appears under Item 8. Financial Statements and Supplementary Data under the heading Report of Independent Registered Public Accounting Firm.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

of Masco Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive loss, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Masco Corporation and its subsidiaries at December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the accompanying financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 8. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Detroit, Michigan

February 15, 2013, except for the effects of discontinued operations discussed in Note B to the consolidated financial statements, as to which the date is May 8, 2013

Financial Statements and Supplementary Data

MASCO CORPORATION and Consolidated Subsidiaries

CONSOLIDATED BALANCE SHEETS

at December 31, 2012 and 2011

	(In Millions, Except Share Data)
	2012	2011
ASSETS

Current Assets:
Cash and cash investments	$1,351	$1,656
Receivables	933	875
Inventories	726	706
Prepaid expenses and other	107	68
Assets held for sale	100	124

Total current assets	3,217	3,429
Property and equipment, net	1,326	1,454
Goodwill	1,894	1,891
Other intangible assets, net	151	196
Other assets	184	209
Assets held for sale	103	118

Total Assets	$6,875	$7,297

LIABILITIES and EQUITY

Current Liabilities:
Accounts payable	$788	$727
Notes payable	206	803
Accrued liabilities	823	766
Liabilities held for sale	45	67

Total current liabilities	1,862	2,363
Long-term debt	3,422	3,222
Deferred income taxes and other	1,053	958
Liabilities held for sale	4	12

Total Liabilities	6,341	6,555

Commitments and contingencies
Equity:
Masco Corporation’s shareholders’ equity
Common shares authorized: 1, 400, 000, 000; issued and outstanding: 2012 – 349,000,000; 2011 – 347,900,000	349	348
Preferred shares authorized: 1, 000, 000; issued and outstanding: 2012 and 2011 – None	—	—
Paid-in capital	16	65
Retained (deficit) earnings	(102)	38
Accumulated other comprehensive income	59	76

Total Masco Corporation’s shareholders’ equity	322	527
Noncontrolling interest	212	215

Total Equity	534	742

Total Liabilities and Equity	$6,875	$7,297

See notes to consolidated financial statements.

MASCO CORPORATION and Consolidated Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

for the years ended December 31, 2012, 2011 and 2010

	(In Millions, Except Per Common Share Data)
	2012	2011	2010
Net sales	$7,495	$7,170	$7,183
Cost of sales	5,539	5,383	5,381

Gross profit	1,956	1,787	1,802
Selling, general and administrative expenses	1,535	1,543	1,570
Charge for litigation settlements, net	77	9	—
Impairment charges for goodwill and other intangible assets	42	450	698

Operating profit (loss)	302	(215)	(466)

Other income (expense), net:
Interest expense	(254)	(254)	(251)
Impairment charges for financial investments	(2)	—	(34)
Other, net	27	77	6

	(229)	(177)	(279)

Income (loss) from continuing operations before income taxes	73	(392)	(745)
Income tax expense (benefit)	91	(40)	241

Loss from continuing operations	(18)	(352)	(986)
Loss from discontinued operations, net	(61)	(181)	(16)

Net loss	(79)	(533)	(1,002)
Less: Net income attributable to noncontrolling interest	35	42	41

Net loss attributable to Masco Corporation	$(114)	$(575)	$(1,043)

Loss per common share attributable to Masco Corporation:
Basic:
Loss from continuing operations	$(.16)	$(1.14)	$(2.95)
Loss from discontinued operations, net	(.17)	(.52)	(.05)

Net loss	$(.33)	$(1.66)	$(3.00)

Diluted:
Loss from continuing operations	$(.16)	$(1.14)	$(2.95)
Loss from discontinued operations, net	(.17)	(.52)	(.05)

Net loss	$(.33)	$(1.66)	$(3.00)

Amounts attributable to Masco Corporation:
Loss from continuing operations	$(53)	$(394)	$(1,027)
Loss from discontinued operations, net	(61)	(181)	(16)

Net loss	$(114)	$(575)	$(1,043)

See notes to consolidated financial statements.

MASCO CORPORATION and Consolidated Subsidiaries

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

for the years ended December 31, 2012, 2011 and 2010

			(In Millions)
	2012	2011	2010
Net loss	$(79)	$(533)	$(1,002)
Less: Net income attributable to noncontrolling Interest	35	42	41

Net loss attributable to Masco Corporation	$(114)	$(575)	$(1,043)

Other comprehensive income (loss), net of tax:
Cumulative translation adjustment	$28	$(30)	$(57)
Unrealized gain (loss) on interest rate swaps, net of income tax of $—, $— and $—,respectively	2	(23)	—
Unrealized (loss) gain on marketable securities, net of income tax of $—, $— and $—,respectively	—	(38)	1
Unrecognized pension prior service cost and net loss, net of income tax (benefit) of $(9), $5 and $—, respectively	(45)	(113)	(53)

Other comprehensive loss	(15)	(204)	(109)
Less: Other comprehensive income (loss) attributable to the noncontrolling interest	2	(7)	(16)

Other comprehensive loss attributable to Masco Corporation	$(17)	$(197)	$(93)

Total comprehensive loss	$(94)	$(737)	$(1,111)

Less: Total comprehensive income attributable to noncontrolling interest	37	35	25

Total comprehensive loss attributable to Masco Corporation	$(131)	$(772)	$(1,136)

See notes to consolidated financial statements.

MASCO CORPORATION and Consolidated Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the years ended December 31, 2012, 2011 and 2010

			(In Millions)
	2012	2011	2010
CASH FLOWS FROM (FOR) OPERATING ACTIVITIES:
Net loss	$(79)	$(533)	$(1,002)
Depreciation and amortization	214	263	279
Deferred income taxes	50	(112)	168
Non-cash loss on disposition of businesses, net	4	—	—
(Gain) on disposition of investments, net	(24)	(71)	(8)
Impairment charges:
Financial investments	2	—	34
Goodwill and other intangible assets	42	450	698
Long-lived assets	—	—	67
Discontinued operations	3	130	23
Stock-based compensation	61	61	62
Other items, net	(28)	53	29
(Increase) decrease in receivables	(50)	(60)	80
(Increase) decrease in inventories	(16)	(54)	2
Increase in accounts payable and accrued liabilities, net	102	112	33

Net cash from operating activities	281	239	465

CASH FLOWS FROM (FOR) FINANCING ACTIVITIES:
Increase in debt	4	4	4
Payment of debt	(5)	(9)	(6)
Issuance of notes, net of issuance costs	396	—	494
Credit Agreement costs	—	(1)	(9)
Retirement of notes	(791)	(58)	(359)
Payment for settlement of swaps	(25)	—	—
Purchase of Company common stock	(8)	(30)	(45)
Tax benefit from stock-based compensation	—	—	4
Dividends paid to noncontrolling interest	(40)	(18)	(15)
Cash dividends paid	(107)	(107)	(108)

Net cash for financing activities	(576)	(219)	(40)

CASH FLOWS FROM (FOR) INVESTING ACTIVITIES:
Capital expenditures	(119)	(151)	(137)
Acquisition of businesses, net of cash acquired	—	(10)	—
Proceeds from disposition of:
Marketable securities	—	49	22
Businesses, net of cash disposed	9	—	—
Property and equipment	67	24	18
Other financial investments, net	40	45	20
Other, net	(24)	(18)	(32)

Net cash for investing activities	(27)	(61)	(109)

Effect of exchange rate changes on cash and cash investments	17	(18)	(14)

CASH AND CASH INVESTMENTS:
(Decrease) increase for the year	(305)	(59)	302
At January 1	1,656	1,715	1,413

At December 31	$1,351	$1,656	$1,715

See notes to consolidated financial statements.

MASCO CORPORATION and Consolidated Subsidiaries

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

for the years ended December 31, 2012, 2011 and 2010

					(In Millions, Except Per Share Data)
	Total	Common Shares ($ 1 par value)	Paid-In Capital	Retained (Deficit) Earnings	Accumulated Other Comprehensive Income	Noncontrolling Interest
Balance, January 1, 2010	$2,817	$350	$42	$1,871	$366	$188
Total comprehensive (loss) income	(1,111)			(1,043)	(93)	25
Shares issued	—	2	(2)
Shares retired:
Repurchased	(45)	(3)	(42)
Surrendered (non-cash)	(6)		(6)
Cash dividends declared	(108)			(108)
Dividends paid to noncontrolling interest	(15)					(15)
Stock-based compensation	50		50

Balance, December 31, 2010	$1,582	$349	$42	$720	$273	$198

Total comprehensive (loss) income	(737)			(575)	(197)	35
Shares issued	—	2	(2)
Shares retired:
Repurchased	(30)	(2)	(28)
Surrendered (non-cash)	(8)	(1)	(7)
Cash dividends declared	(107)			(107)
Dividends paid to noncontrolling interest	(18)					(18)
Stock-based compensation	60		60

Balance, December 31, 2011	$742	$348	$65	$38	$76	$215

Total comprehensive (loss) income	(94)			(114)	(17)	37
Shares issued	(1)	3	(4)
Shares retired:
Repurchased	(8)	(1)	(7)
Surrendered (non-cash)	(8)	(1)	(7)
Cash dividends declared	(107)		(81)	(26)
Dividends paid to noncontrolling interest	(40)					(40)
Stock-based compensation	50		50

Balance, December 31, 2012	$534	$349	$16	$(102)	$59	$212

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.	ACCOUNTING POLICIES

Principles of Consolidation. The consolidated financial statements include the accounts of Masco Corporation and all majority-owned subsidiaries. All significant intercompany transactions have been eliminated. The Company consolidates the assets, liabilities and results of operations of variable interest entities, for which the Company is the primary beneficiary.

Use of Estimates and Assumptions in the Preparation of Financial Statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of any contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates and assumptions.

Revenue Recognition. The Company recognizes revenue as title to products and risk of loss is transferred to customers or when services are rendered, net of applicable provisions for discounts, returns and allowances. The Company records revenue for unbilled services performed based upon material and labor incurred in the Installation and Other Services segment; such amounts are recorded in Receivables. Amounts billed for shipping and handling are included in net sales, while costs incurred for shipping and handling are included in cost of sales.

Customer Promotion Costs. The Company records estimated reductions to revenue for customer programs and incentive offerings, including special pricing and co-operative advertising arrangements, promotions and other volume-based incentives. In-store displays that are owned by the Company and used to market the Company’s products are included in other assets in the consolidated balance sheets and are amortized using the straight-line method over the expected useful life of three to five years; related amortization expense is classified as a selling expense in the consolidated statements of operations.

Foreign Currency. The financial statements of the Company’s foreign subsidiaries are measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at exchange rates as of the balance sheet date. Revenues and expenses are translated at average exchange rates in effect during the year. The resulting cumulative translation adjustments have been recorded in the accumulated other comprehensive income component of shareholders’ equity. Realized foreign currency transaction gains and losses are included in the consolidated statements of operations in other income (expense), net.

Cash and Cash Investments. The Company considers all highly liquid investments with an initial maturity of three months or less to be cash and cash investments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

A.	ACCOUNTING POLICIES (Continued)

Receivables. The Company does significant business with a number of customers, including certain home centers and homebuilders. The Company monitors its exposure for credit losses on its customer receivable balances and the credit worthiness of its customers on an on-going basis and records related allowances for doubtful accounts. Allowances are estimated based upon specific customer balances, where a risk of default has been identified, and also include a provision for non-customer specific defaults based upon historical collection, return and write-off activity. During downturns in the Company’s markets, declines in the financial condition and creditworthiness of customers impacts the credit risk of the receivables involved and the Company has incurred additional bad debt expense related to customer defaults. A separate allowance is recorded for customer incentive rebates and is generally based upon sales activity. Receivables are presented net of certain allowances (including allowances for doubtful accounts) of $71 million and $59 million at December 31, 2012 and 2011, respectively. Receivables include unbilled revenue related to the Installation and Other Services segment of $18 million and $17 million at December 31, 2012 and 2011, respectively.

Property and Equipment. Property and equipment, including significant betterments to existing facilities, are recorded at cost. Upon retirement or disposal, the cost and accumulated depreciation are removed from the accounts and any gain or loss is included in the consolidated statements of operations. Maintenance and repair costs are charged against earnings as incurred.

The Company reviews its property and equipment as an event occurs or circumstances change that would more likely than not reduce the fair value of the property and equipment below the carrying amount. If the carrying amount of property and equipment is not recoverable from its undiscounted cash flows, then the Company would recognize an impairment loss for the difference between the carrying amount and the current fair value. Further, the Company evaluates the remaining useful lives of property and equipment at each reporting period to determine whether events and circumstances warrant a revision to the remaining depreciation periods.

Depreciation. Depreciation expense is computed principally using the straight-line method over the estimated useful lives of the assets. Annual depreciation rates are as follows: buildings and land improvements, 2 to 10 percent, and machinery and equipment, 5 to 33 percent. Depreciation expense was $192 million, $234 million and $249 million in 2012, 2011 and 2010, respectively. Such depreciation expense included accelerated depreciation of $28 million (primarily in the Cabinets and Related Products and Plumbing Products segments), $52 million (primarily in the Cabinets and Related Products and Other Specialty Products segments) and $43 million (primarily in the Cabinets and Related Products segment) in 2012, 2011 and 2010, respectively.

Goodwill and Other Intangible Assets. The Company performs its annual impairment testing of goodwill in the fourth quarter of each year, or as events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The Company has defined its reporting units and completed the impairment testing of goodwill at the operating segment level. The Company’s operating segments are reporting units that engage in business activities, for which discrete financial information, including five-year forecasts, are available. The Company compares the fair value of the reporting units to the carrying value of the reporting units for goodwill impairment testing. Fair value is determined using a discounted cash flow method, which includes significant unobservable inputs (Level 3 inputs).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

A.	ACCOUNTING POLICIES (Continued)

Determining market values using a discounted cash flow method requires the Company to make significant estimates and assumptions, including long-term projections of cash flows, market conditions and appropriate discount rates. The Company’s judgments are based upon historical experience, current market trends, consultations with external valuation specialists and other information. In estimating future cash flows, the Company relies on internally generated five-year forecasts for sales and operating profits, including capital expenditures, and generally a one to three percent long-term assumed annual growth rate of cash flows for periods after the five-year forecast. The Company utilizes its weighted average cost of capital of approximately 9.5 percent as the basis to determine the discount rate to apply to the estimated future cash flows. In 2012, due to market conditions, the Company increased the discount rate to a range of 11 percent to 13 percent for most of its reporting units. The Company records an impairment to goodwill (adjusting the value to the estimated fair value) if the book value exceeds the estimated fair value.

The Company reviews its other indefinite-lived intangible assets for impairment annually in the fourth quarter of each year, or as events occur or circumstances change that indicate the assets may be impaired without regard to the reporting unit. The Company considers the implications of both external (e.g., market growth, competition and local economic conditions) and internal (e.g., product sales and expected product growth) factors and their potential impact on cash flows related to the intangible asset in both the near- and long-term.

Intangible assets with finite useful lives are amortized using the straight-line method over their estimated useful lives. The Company evaluates the remaining useful lives of amortizable intangible assets at each reporting period to determine whether events and circumstances warrant a revision to the remaining periods of amortization. See Note H for additional information regarding Goodwill and Other Intangible Assets.

Fair Value Accounting. The Company follows accounting guidance for its financial investments and liabilities which defines fair value, establishes a framework for measuring fair value and prescribes disclosures about fair value measurements. The Company also follows this guidance for its non-financial investments and liabilities.

The fair value of financial investments and liabilities is determined at each balance sheet date and future declines in market conditions, the future performance of the underlying investments or new information could affect the recorded values of the Company’s investments in marketable securities, private equity funds and other private investments.

The Company uses derivative financial instruments to manage certain exposure to fluctuations in earnings and cash flows resulting from changes in foreign currency exchange rates, commodity costs and interest rate exposures. Derivative financial instruments are recorded in the consolidated balance sheets as either an asset or liability measured at fair value. For each derivative financial instrument that is designated and qualifies as a fair-value hedge, the gain or loss on the derivative instrument, as well as the offsetting loss or gain on the hedged item attributable to the hedged risk, are recognized in determining current earnings during the period of the change in fair values. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in determining current earnings during the period of the change in fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

A.	ACCOUNTING POLICIES (Continued)

Warranty. At the time of sale, the Company accrues a warranty liability for the estimated cost to provide products, parts or services to repair or replace products in satisfaction of warranty obligations. The Company’s estimate of costs to service its warranty obligations is based upon the information available and includes a number of factors such as the warranty coverage, the warranty period, historical experience specific to the nature, frequency and average cost to service the claim, along with product manufacturing metrics and industry and demographic trends.

Certain factors and related assumptions in determining our warranty liability involve judgments and estimates and are sensitive to changes in the aforementioned factors. The Company believes that the warranty accrual is appropriate; however, actual claims incurred could differ from the original estimates thereby requiring adjustments to previously established accruals.

A majority of the Company’s business is at the consumer retail level through home centers and major retailers. A consumer may return a product to a retail outlet that is a warranty return. However, certain retail outlets do not distinguish between warranty and other types of returns when they claim a return deduction from the Company. The Company’s revenue recognition policy takes into account this type of return when recognizing revenue, and deductions are recorded at the time of sale.

Product Liability. The Company provides for expenses associated with product liability obligations when such amounts are probable and can be reasonably estimated. The accruals are adjusted as new information develops or circumstances change that would affect the estimated liability.

Stock-Based Compensation. The Company measures compensation expense for stock awards at the market price of the Company’s common stock at the grant date. Effective January 1, 2006, such expense is being recognized ratably over the shorter of the vesting period of the stock awards, typically 5 to 10 years (except for stock awards held by grantees age 66 or older, which vest over five years), or the length of time until the grantee becomes retirement-eligible at age 65. For stock awards granted prior to January 1, 2006, such expense is being recognized over the vesting period of the stock awards, typically 10 years, or for executive grantees that are, or will become, retirement-eligible during the vesting period, the expense is being recognized over five years or immediately upon a grantee’s retirement.

The Company measures compensation expense for stock options using a Black-Scholes option pricing model. Such expense is being recognized ratably over the shorter of the vesting period of the stock options, typically five years, or the length of time until the grantee becomes retirement-eligible at age 65. The Company utilizes the shortcut method to determine the tax windfall pool associated with stock options.

Noncontrolling Interest. The Company owns 68 percent of Hansgrohe AG at both December 31, 2012 and 2011. The aggregate noncontrolling interest, net of dividends, at December 31, 2012 and 2011 has been recorded as a component of equity on the Company’s consolidated balance sheets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

A.	ACCOUNTING POLICIES (Concluded)

Interest and Penalties on Uncertain Tax Positions. The Company records interest and penalties on its uncertain tax positions in income tax expense.

Reclassifications. Certain prior-year amounts have been reclassified to conform to the 2012 presentation in the consolidated financial statements. In the Company’s consolidated statements of cash flows, the cash flows from discontinued operations are not separately classified.

Recently Issued Accounting Pronouncements. On January 1, 2012, the Company adopted new accounting guidance requiring more prominent presentation of other comprehensive income items in the Company’s consolidated financial statements. The adoption of this new guidance did not have an impact on the Company’s financial position or its results of operations.

B.	DISCONTINUED OPERATIONS

The presentation of discontinued operations includes components of the Company that the Company intends to sell, which comprises operations and cash flows that can be clearly distinguished from the rest of the Company.

In early February 2013, the Company determined that its Danish ready-to-assemble cabinet business was no longer core to its long-term growth strategy and, accordingly the Company embarked on a plan for disposition. The disposition is expected to be completed within the next 12 months.

During 2011, the Company determined that several businesses in the Installation and Other Services segment were not core to the Company’s long-term growth strategy. These businesses provide commercial drywall installation, millwork and framing services. During 2012, the Company disposed all of these businesses for net proceeds of $7 million.

The Company has accounted for the business units identified in 2013 and 2011 as discontinued operations. Losses from these discontinued operations were included in loss from discontinued operations, net, in the consolidated statements of operations.

Selected financial information for the discontinued operations during the period owned by the Company, were as follows, in millions:

	2012	2011	2010
Net sales	$321	$389	$409

Operating loss from discontinued operations	$(44)	$(58)	$(9)
Impairment of assets held for sale	(3)	(130)	(23)
Loss on disposal of discontinued operations, net	(6)	(3)	—

Loss before income tax	(53)	(191)	(32)
Income tax expense (benefit)	8	(10)	(16)

Loss from discontinued operations, net	$(61)	$(181)	$(16)

Included in the impairment of assets held for sale, net in 2011 is the impairment of indefinite and definite-lived intangible assets of $56 million, the impairment of goodwill of $57 million and the impairment of fixed and other assets of $17 million. Included in the loss on disposal of discontinued operations, net in 2011 is $3 million expense reflecting the adjustment of certain assets related to businesses disposed in prior years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

B.	DISCONTINUED OPERATIONS (Concluded)

The unusual relationship between income tax expense and loss before income tax in 2012 results primarily from the increase in the deferred tax liability associated with the abandonment of tax basis in indefinite-lived intangibles due to the disposition of certain discontinued operations.

The unusual relationship between income taxes and loss before income taxes in 2011 resulted primarily from certain losses providing no current tax benefit.

The income tax benefit recorded in 2010 relates primarily to the allocation of an income tax benefit to impairment charges on goodwill and other indefinite-lived intangible assets of certain discontinued operations.

The following balance sheet items have been classified as held for sale:

	December 31,
	2012	2011
Receivables	$32	$56
Inventories	66	66
Prepaid expenses and other	2	2
Property and equipment, net	103	118

Total assets	$203	$242
Accounts payable	31	47
Accrued liabilities	14	20
Deferred income taxes	4	12

Total liabilities	$49	$79

In the fourth quarter of 2012, the Company determined that the estimated fair value calculated for this business unit was lower than the net book value. The Company assessed the long-lived assets associated with this business unit and determined that no impairment was necessary at December 31, 2012.

Also during 2011, the Company decided to exit a product line in builders’ hardware in the Decorative Architectural Products segment with net sales of $1 million and an operating loss of $15 million in 2011 (including $8 million to write-down inventory related to satisfaction of contractual obligations). In the first quarter of 2012, the Company disposed of this product line. This business was included in continuing operations through the date of disposal.

C.	ACQUISITIONS

In late 2011, the Company acquired a small manufacturer of hot tubs in the Plumbing Products segment; this business allows the Company to expand its spa offering into additional price point categories. The total net cash purchase price was $10 million in 2011. The results of this acquisition are included in the consolidated financial statements from the date of acquisition.

Certain purchase agreements provided for the payment of additional consideration in cash, contingent upon whether certain conditions are met, including the operating performance of the acquired business. At December 31, 2012 and 2011, there was no outstanding contingent consideration.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

D.	INVENTORIES

	(In Millions)
	At December 31
	2012	2011
Finished goods	$368	$345
Raw material	266	269
Work in process	92	92

Total	$726	$706

Inventories, which include purchased parts, materials, direct labor and applied manufacturing overhead, are stated at the lower of cost or net realizable value, with cost determined by use of the first-in, first-out method.

E.	FAIR VALUE OF FINANCIAL INVESTMENTS AND LIABILITIES

Accounting Policy. The Company follows accounting guidance that defines fair value, establishes a framework for measuring fair value and prescribes disclosures about fair value measurements for its financial investments and liabilities. The guidance defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Further, it defines a fair value hierarchy, as follows: Level 1 inputs as quoted prices in active markets for identical assets or liabilities; Level 2 inputs as observable inputs other than Level 1 prices, such as quoted market prices for similar assets or liabilities or other inputs that are observable or can be corroborated by market data; and Level 3 inputs as unobservable inputs that are supported by little or no market activity and that are financial instruments whose value is determined using pricing models or instruments for which the determination of fair value requires significant management judgment or estimation.

Financial investments that are available to be traded on readily accessible stock exchanges (domestic or foreign) are considered to have active markets and have been valued using Level 1 inputs. Financial investments that are not available to be traded on a public market or have limited secondary markets, or contain provisions that limit the ability to sell the investment are considered to have inactive markets and have been valued using Level 2 or 3 inputs. The Company incorporated credit risk into the valuations of financial investments by estimating the likelihood of non-performance by the counterparty to the applicable transactions. The estimate included the length of time relative to the contract, financial condition of the counterparty and current market conditions. The criteria for determining if a market was active or inactive were based on the individual facts and circumstances.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

E.	FAIR VALUE OF FINANCIAL INVESTMENTS AND LIABILITIES (Continued)

Financial Investments. The Company has maintained investments in available-for-sale securities and a number of private equity funds and other private investments, principally as part of its tax planning strategies, as any gains enhance the utilization of any current and future tax capital losses.

Financial investments included in other assets were as follows, in millions:

	At December 31
	2012	2011
Auction rate securities	$22	$22

Total recurring investments	22	22
Private equity funds	69	86
Other investments	4	4

Total non-recurring investments	73	90
Total	$95	$112

The Company’s investments in available-for-sale securities at December 31, 2012 and 2011 were as follows, in millions:

		Pre-tax
	Cost Basis	Unrealized Gains	Unrealized Losses	Recorded Basis
December 31, 2012	$19	$3	$—	$22
December 31, 2011	$19	$3	$—	$22

The Company’s investments in private equity funds and other private investments are carried at cost. At December 31, 2012, the Company has investments in 15 venture capital funds, with an aggregate carrying value of $16 million. The venture capital funds invest in start-up or smaller, early-stage established businesses, principally in the information technology, bio-technology and health care sectors. At December 31, 2012, the Company also has investments in 21 buyout funds, with an aggregate carrying value of $53 million. The buyout funds invest in later-stage, established businesses and no buyout fund has a concentration in a particular sector.

Recurring Fair Value Measurements. For financial investments measured at fair value on a recurring basis at each reporting period, the unrealized gains or losses (that are deemed to be temporary) are recognized, net of tax effect, through shareholders’ equity, as a component of other comprehensive income. Realized gains and losses and charges for other-than-temporary impairments are included in determining net income, with related purchase costs based upon specific identification.

For marketable securities, the Company reviews, on a recurring basis, industry analyst reports, key ratios and statistics, market analyses and other factors for each investment to determine if an unrealized loss is other-than-temporary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

E.	FAIR VALUE OF FINANCIAL INVESTMENTS AND LIABILITIES (Continued)

In the past, the Company invested excess cash in auction rate securities. Auction rate securities are investment securities that have interest rates which are reset every 7, 28 or 35 days. The fair values of the auction rate securities held by the Company have been estimated, on a recurring basis, using a discounted cash flow model (Level 3 input). The significant inputs in the discounted cash flow model used to value the auction rate securities include: expected maturity of auction rate securities, discount rate used to determine the present value of expected cash flows and assumptions for credit defaults, since the auction rate securities are backed by credit default swap agreements.

During 2011, the Company sold 1,974,000 shares of its investment in TriMas common stock for cash of $43 million; at December 31, 2012 and 2011, the Company did not own any shares of TriMas common stock.

Financial investments and (liabilities) measured at fair value on a recurring basis at each reporting period and the amounts for each level within the fair value hierarchy were as follows, in millions:

		Fair Value Measurements Using
	Dec. 31, 2012	Quoted Market Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Auction rate securities	$22	$—	$—	$22

Total	$22	$—	$—	$22

		Fair Value Measurements Using
	Dec. 31, 2011	Quoted Market Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Auction rate securities	$22	$—	$—	$22

Total	$22	$—	$—	$22

The following table summarizes the changes in Level 3 financial investments measured at fair value on a recurring basis, in millions:

	Auction Rate Securities December 31
	2012	2011
Fair value January 1	$22	$22
Total losses included in earnings
Unrealized losses	—	—
Purchases, issuances, settlements	—	—
Transfers from Level 3 to Level 2	—	—

Fair value at December 31	$22	$22

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

E.	FAIR VALUE OF FINANCIAL INVESTMENTS AND LIABILITIES (Continued)

Non-Recurring Fair Value Measurements. It is not practicable for the Company to estimate a fair value for private equity funds and other private investments because there are no quoted market prices, and sufficient information is not readily available for the Company to utilize a valuation model to determine the fair value for each fund. These investments are evaluated, on a non-recurring basis, for potential other-than-temporary impairment when impairment indicators are present, or when an event or change in circumstances has occurred, that may have a significant adverse effect on the fair value of the investment.

Impairment indicators the Company considers include the following: whether there has been a significant deterioration in earnings performance, asset quality or business prospects; a significant adverse change in the regulatory, economic or technological environment; a significant adverse change in the general market condition or geographic area in which the investment operates; industry and sector performance; current equity and credit market conditions; and any bona fide offers to purchase the investment for less than the carrying value. The Company also considers specific adverse conditions related to the financial health of and business outlook for the fund, including industry and sector performance. The significant assumptions utilized in analyzing a fund for potential other-than-temporary impairment include current economic conditions, market analysis for specific funds and performance indicators in the residential and commercial construction, bio-technology, health care and information technology sectors in which the applicable funds’ investments operate. Since there is no active trading market for these investments, they are for the most part illiquid. These investments, by their nature, can also have a relatively higher degree of business risk, including financial leverage, than other financial investments. Future changes in market conditions, the future performance of the underlying investments or new information provided by private equity fund managers could affect the recorded values of such investments and the amounts realized upon liquidation. Due to the significant unobservable inputs, the fair value measurements used to evaluate impairment are a Level 3 input.

Financial investments measured at fair value on a non-recurring basis during 2012 and the amounts for each level within the fair value hierarchy were as follows, in millions:

		Fair Value Measurements Using
	Dec. 31, 2012	Quoted Market Prices (Level 1)	Significant Other Observable Unobservable Inputs (Level 2)	Significant Total Inputs (Level 3)	Gains (Losses)
Private equity funds	$2	$—	$—	$2	$(2)

	$2	$—	$—	$2	$(2)

During 2011, there were no financial investments measured on a non-recurring basis. None of the Company’s investments in private equity funds, for which fair value was determined, had unrealized losses in 2012 or 2011.

The remaining private equity investments in 2012 with an aggregate carrying value of $67 million, were not reviewed for impairment, as there were no indicators of impairment or identified events or changes in circumstances that would have a significant adverse effect on the fair value of the investment. The Company did not have any transfers between Level 1 and Level 2 financial assets in 2012 or 2011.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

E.	FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES (Concluded)

Realized Gains (Losses) and Impairment Charges. During July 2012, based on information from a fund manager, the Company determined that the decline in estimated value of one private equity fund (with an aggregate carrying value of $4 million prior to impairment) was other-than-temporary and, accordingly, recognized non-cash pre-tax impairment charges of $2 million. During 2010, based on information from the fund managers, the Company determined that the decline in the estimated value of three private equity funds (with an aggregate carrying value of $6 million prior to impairment) was other-than-temporary and, accordingly, recognized non-cash, pre-tax impairment charges of $4 million. During 2010, the Company also determined that the decline in the estimated value of one private investment was other-than-temporary and, accordingly, recognized a non-cash, pre-tax impairment charge of $2 million.

Income from financial investments, net, included in other, net, within other income (expense), net, and impairment charges for financial investments were as follows, in millions:

	2012	2011	2010
Realized gains from marketable securities	$—	$41	$10
Realized losses from marketable securities	—	—	(8)
Income from other investments, net	24	32	7

Income from financial investments, net	$24	$73	$9

Impairment charges:
Asahi Tec	$—	$—	$(28)
Private equity funds	(2)	—	(4)
Other private investments	—	—	(2)

Total impairment charges	$(2)	$—	$(34)

During 2010, the Company and Asahi Tec agreed to amend the preferred stock to include a more favorable conversion feature into common stock and to include a mandatory conversion date of February 28, 2011. As a result of the amendment, the Company recognized a $28 million impairment loss based on the current fair value of the preferred stock on an if-converted basis in 2010. During the last six months of 2010, the Company converted all its holdings of Asahi Tec preferred stock into common stock which was sold, in its entirety, in open market transactions. The Company realized cash proceeds of $11 million and realized losses aggregating $8 million in 2010. As a result of the disposition of the Asahi Tec common stock, the Company received a tax refund of $16 million in 2011 relating to the utilization of a loss carryback to offset taxes paid on prior capital gains.

The impairment charges related to the Company’s financial investments recognized during 2012 and 2010 were based upon then-current estimates for the fair value of certain financial investments; such estimates could change in the near-term based upon future events and circumstances.

The fair value of the Company’s short-term and long-term fixed-rate debt instruments is based principally upon modeled market prices for the same or similar issues or the current rates available to the Company for debt with similar terms and remaining maturities. The aggregate estimated market value of short-term and long-term debt at December 31, 2012 was approximately $4.0 billion, compared with the aggregate carrying value of $3.6 billion. The aggregate estimated market value of short-term and long-term debt at December 31, 2011 was approximately $4.0 billion, compared with the aggregate carrying value of $4.0 billion.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

F.	DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company is exposed to global market risk as part of its normal daily business activities. To manage these risks, the Company enters into various derivative contracts. These contracts include interest rate swap agreements, foreign currency exchange contracts and contracts intended to hedge the Company’s exposure to copper and zinc. The Company reviews its hedging program, derivative positions and overall risk management on a regular basis.

Interest Rate Swap Agreements. In March 2012, in connection with the issuance of $400 million of debt, the Company terminated the interest rate swap hedge relationships that it had entered into in August 2011. These interest rate swaps were designated as cash flow hedges and effectively fixed interest rates on the forecasted debt issuance to variable rates based on 3-month LIBOR. Upon termination, the ineffective portion of the cash flow hedges of approximately $2 million loss was recognized in the Company’s consolidated statement of operations in other, net. The remaining loss of approximately $23 million from the termination of these swaps is being amortized as an increase to interest expense over the remaining term of the debt, through March 2022. At December 31, 2012, the balance remaining was $21 million. At December 31, 2011, the interest rate swaps were considered 100 percent effective; therefore, the market valuation of $23 million was recorded in other comprehensive income in the Company’s statement of shareholders’ equity with a corresponding increase to accrued other in the Company’s condensed consolidated balance sheet at December 31, 2011.

In 2012, the Company recognized a decrease in interest expense of $6 million, offset by interest expense of $2 million related to the cash flow hedge terminated in March 2012. In 2011 and 2010, the Company recognized a decrease in interest expense of $10 million and $12 million, respectively, related to the amortization of gains resulting from the terminations (in 2008 and 2004) of two fair value interest rate swap agreements.

Foreign Currency Contracts. The Company’s net cash inflows and outflows exposed to the risk of changes in foreign currency exchange rates arise from the sale of products in countries other than the manufacturing source, foreign currency denominated supplier payments, debt and other payables, and investments in subsidiaries. To mitigate this risk during 2012, 2011 and 2010, the Company, including certain European operations, entered into foreign currency forward contracts and foreign currency exchange contracts.

Gains (losses) related to foreign currency forward and exchange contracts are recorded in the Company’s consolidated statements of operations in other income (expense), net. In the event that the counterparties fail to meet the terms of the foreign currency forward contracts, the Company’s exposure is limited to the aggregate foreign currency rate differential with such institutions.

Metals Contracts. During 2012, 2011 and 2010, the Company entered into several contracts to manage its exposure to increases in the price of copper and zinc. Gains (losses) related to these contracts are recorded in the Company’s consolidated statements of operations in cost of sales.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

F.	DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (Concluded)

The pre-tax (losses) gains included in the Company’s consolidated statements of operations are as follows, in millions:

	Twelve Months Ended December 31,
	2012	2011	2010
Foreign Currency Contracts
Exchange Contracts	$(2)	$3	$3
Forward Contracts	—	3	(2)
Metals Contracts	2	(7)	7

Total (losses) gains	$—	$(1)	$8

The Company presents its net derivatives due to the right of offset by its counterparties under master netting arrangements in current assets or accrued liabilities in the consolidated balance sheet. The notional amounts being hedged and the fair value of those derivative instruments, on a gross basis, is as follows, in millions:

	At December 31, 2012
	Notional Amount	Assets	Liabilities
Foreign Currency Contracts
Exchange Contracts	$172
Current liabilities		$—	$5
Forward Contracts	76
Current assets		1	1
Metals Contracts	35
Current liabilities		1	2

Total		$2	$8

	At December 31, 2011
	Notional Amount	Assets	Liabilities
Foreign Currency Contracts
Exchange Contracts	$108
Current assets		$8	$—
Forward Contracts	76
Current assets		1	—
Current liabilities		1	2
Metals Contracts	67
Current assets		2	—
Current liabilities		—	4

Total		$12	$6

The fair value of all metals and foreign currency derivative contracts is estimated on a recurring basis, quarterly, using Level 2 inputs (significant other observable inputs).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

G.	PROPERTY AND EQUIPMENT

		(In Millions)
	At December 31
	2012	2011
Land and improvements	$140	$172
Buildings	819	926
Machinery and equipment	2,054	2,025

	3,013	3,123
Less: Accumulated depreciation	1,687	1,669

Total	$1,326	$1,454

The Company leases certain equipment and plant facilities under noncancellable operating leases. Rental expense recorded in the consolidated statements of operations totaled approximately $94 million, $102 million and $110 million during 2012, 2011 and 2010, respectively. Future minimum lease payments at December 31, 2012 were approximately as follows: 2013—$90 million; 2014—$42 million; 2015—$29 million; 2016—$20 million; 2017—$13 million; and 2018 and beyond—$62 million.

The Company leases operating facilities from certain related parties, primarily former owners (and in certain cases, current management personnel) of companies acquired. The Company recorded rental expense to such related parties of approximately $5 million, $5 million and $6 million in 2012, 2011 and 2010, respectively.

As a result of its business rationalization activities over the last several years, at December 31, 2012 and 2011, the Company was holding several facilities for sale, within the Cabinets and Related Products segment and the Other Specialty Products segment. At December 31, 2012 and 2011, the net book value of those facilities was approximately $14 million and $49 million, respectively, and approximates fair value. Fair value was estimated using a market approach, considering the estimated fair values for the other comparable buildings in the areas where the facilities are located, Level 3 inputs.

In the fourth quarter of 2012, the Company determined that the estimated fair value calculated for one business unit in the Plumbing Products segment was lower than the net book value of that business unit. The Company assessed the long-lived assets associated with that business unit and determined that no impairment was necessary at December 31, 2012.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

H.	GOODWILL AND OTHER INTANGIBLE ASSETS

The changes in the carrying amount of goodwill for 2012 and 2011, by segment, were as follows, in millions:

	Gross Goodwill At December 31, 2012	Accumulated Impairment Losses	Net Goodwill At December 31, 2012
Cabinets and Related Products	$240	$(59)	$181
Plumbing Products	544	(340)	204
Installation and Other Services	1,806	(762)	1,044
Decorative Architectural Products	294	(75)	219
Other Specialty Products	980	(734)	246

Total	$3,864	$(1,970)	$1,894

	Gross Goodwill At December 31, 2011	Accumulated Impairment Losses	Net Goodwill At December 31, 2011	Pre-tax Impairment Charge	Other (C)	Net Goodwill At December 31, 2012
Cabinets and Related Products	$240	$(59)	$181	$—	$—	$181
Plumbing Products	541	(340)	201	—	3	204
Installation and Other Services	1,806	(762)	1,044	—	—	1,044
Decorative Architectural Products	294	(75)	219	—	—	219
Other Specialty Products	980	(734)	246	—	—	246

Total	$3,864	$(1,970)	$1,891	$—	$3	$1,894

	Gross Goodwill At December 31, 2010	Accumulated Impairment Losses	Net Goodwill At December 31, 2010	Additions (A)	Discontinued Operations(B)	Pre-tax Impairment Charge	Other (C)	Net Goodwill At December 31, 2011
Cabinets and Related Products	$240	$(59)	$181	$—	$—	$—	$—	$181
Plumbing Products	536	(340)	196	9	—	—	(4)	201
Installation and Other Services	1,819	(762)	1,057	—	(13)	—	—	1,044
Decorative Architectural Products	294	—	294	—	—	(75)	—	219
Other Specialty Products	980	(367)	613	—	—	(367)	—	246

Total	$3,869	$(1,528)	$2,341	$9	$(13)	$(442)	$(4)	$1,891

(A)	Additions include acquisitions.
(B)	During 2011, the Company reclassified the goodwill related to the business units held for sale. Subsequent to the reclassification, the Company recognized a charge for those business units expected to be divested at a loss; the charge included a write-down of goodwill of $13 million.
(C)	Other principally includes the effect of foreign currency translation and purchase price adjustments related to prior-year acquisitions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

H.	GOODWILL AND OTHER INTANGIBLE ASSETS (Concluded)

In the fourth quarters of 2012 and 2011, the Company completed its annual impairment testing of goodwill and other indefinite-lived intangible assets. The impairment test in 2012 indicated there was no impairment of goodwill for any of the Company’s reporting units.

The impairment test in 2011 indicated that goodwill recorded for certain of the Company’s reporting units was impaired. The Company recognized the non-cash, pre-tax impairment charges, in continuing operations, for goodwill of $442 million ($286 million, after tax) for 2011. In 2011, the pre-tax impairment charge in the Decorative Architectural Products segment relates to the builders’ hardware business and reflects increasing competitive conditions for that business. The pre-tax impairment charge in the Other Specialty Products segment relates to the North American window and door business and reflects the continuing weak level of new home construction activity in the western U.S., the reduced levels of repair and remodel activity and the expectation that recovery in these segments will be modestly slower than anticipated. The Company then assessed the long-lived assets associated with these business units and determined no impairment was necessary at December 31, 2011.

Other indefinite-lived intangible assets were $132 million and $174 million at December 31, 2012 and 2011, respectively, and principally included registered trademarks. In 2012 and 2011, the impairment test indicated that the registered trademark for a North American business unit in the Other Specialty Products segment and the registered trademark for a North American business unit in the Plumbing Products segment (2011 only) were impaired due to changes in the long-term outlook for the business units. The Company recognized non-cash, pre-tax impairment charges for other indefinite-lived intangible assets of $42 million ($27 million, after tax) and $8 million ($5 million, after tax) in 2012 and 2011, respectively. In 2010, the Company recognized non-cash, pre-tax impairment charges for other indefinite-lived intangible assets of $10 million ($6 million after tax) related to the Installation and Other Services segment ($9 million pre-tax) and the Plumbing Products segment ($1 million pre-tax).

The carrying value of the Company’s definite-lived intangible assets was $19 million at December 31, 2012 (net of accumulated amortization of $57 million) and $22 million at December 31, 2011 (net of accumulated amortization of $54 million) and principally included customer relationships and non-compete agreements, with a weighted average amortization period of 6 years in both 2012 and 2011. Amortization expense related to the definite-lived intangible assets of continuing operations was $6 million in each of 2012, 2011 and 2010.

At December 31, 2012, amortization expense related to the definite-lived intangible assets during each of the next five years was as follows: 2013—$5 million; 2014—$4 million; 2015—$4 million; 2016—$2 million; and 2017—$1 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

I.	OTHER ASSETS

		(In Millions)
	At December 31
	2012	2011
Financial investments (Note E)	$95	$112
In-store displays, net	35	34
Debenture expense	25	28
Notes receivable	2	1
Other	27	34

Total	$184	$209

In-store displays are amortized using the straight-line method over the expected useful life of three to five years; the Company recognized amortization expense related to in-store displays of $21 million, $24 million and $33 million in 2012, 2011 and 2010, respectively. Cash spent for displays was $23 million, $17 million and $32 million in 2012, 2011 and 2010, respectively.

J.	ACCRUED LIABILITIES

		(In Millions)
	At December 31
	2012	2011
Salaries, wages and commissions	$189	$133
Insurance	170	163
Warranty (Note T)	118	102
Advertising and sales promotion	93	83
Interest	63	78
Employee retirement plans	40	32
Property, payroll and other taxes	24	25
Dividends payable	27	27
Litigation	7	14
Derivative instruments (Note F)	6	27
Plant closures	5	3
Other	81	79

Total	$823	$766

K.	DEBT

		(In Millions)
	At December 31
	2012	2011
Notes and debentures:
5.875%, due July 15, 2012	$—	$791
7.125%, due Aug. 15, 2013	200	200
4.8%, due June 15, 2015	500	500
6.125%, due Oct. 3, 2016	1,000	1,000
5.85%, due Mar. 15, 2017	300	300
6.625%, due Apr. 15, 2018	114	114
7.125%, due Mar. 15, 2020	500	500
5.95%, due March 15, 2022	400	—
7.75%, due Aug. 1, 2029	296	296
6.5%, due Aug. 15, 2032	300	300
Other	18	24

	3,628	4,025
Less: Current portion	206	803

Total Long-term debt	$3,422	$3,222

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

K.	DEBT (Continued)

All of the notes and debentures above are senior indebtedness and, other than the 6.625% notes due 2018 and the 7.75% notes due 2029, are redeemable at the Company’s option.

On March 5, 2012, the Company issued $400 million of 5.95% Notes (“the Notes”) due March 15, 2022. Including the interest rate swap amortization, the effective interest rate for the Notes is approximately 6.5%, see Note F. The Notes are senior indebtedness and are redeemable at the Company’s option.

In January 2012, the Company repurchased $46 million of 5.875% Notes due July 15, 2012 in open-market transactions; the Company paid a premium of $1 million for the repurchase. In July 2012, the Company retired all of its $745 million of 5.875% Notes on the scheduled retirement date.

On June 21, 2010, the Company entered into a Credit Agreement (the “Credit Agreement”) with a bank group, with an aggregate commitment of $1.25 billion and a maturity date of January 10, 2014. On February 11, 2011, the Company entered into an amendment (deemed to be effective and applicable as of December 31, 2010) of the Credit Agreement with its bank group (the “Amendment”).

On February 13, 2012, the Company entered into another amendment (deemed to be effective and applicable as of December 31, 2011) of the Credit Agreement (the “Second Amendment”). The Credit Agreement contains financial covenants requiring the Company to maintain a maximum debt to total adjusted capitalization ratio of 65 percent. The Second Amendment provides for the add-back to shareholders’ equity in the Company’s debt to capitalization covenant of (i) certain non-cash charges (including impairment charges for financial investments and goodwill and other intangible assets) and (ii) changes to the valuation allowance on the Company’s deferred tax assets included in income tax expense. The Second Amendment also permits the Company to add back, if incurred, up to $250 million in the aggregate of future non-cash charges subsequent to December 31, 2011. The Second Amendment revised the permitted ratio of consolidated EBITDA to consolidated interest expense to 2.25 to 1.00 through December 31, 2012, increasing to 2.50 to 1.00 with respect to each quarter thereafter.

The Credit Agreement provides for an unsecured revolving credit facility available to the Company and one of its foreign subsidiaries, in U.S. dollars, European euros and certain other currencies. Borrowings under the revolver denominated in euros are limited to $500 million, equivalent. The Company can also borrow swingline loans up to $150 million and obtain Letters of Credit of up to $250 million. Any outstanding Letters of Credit reduce the Company’s borrowing capacity. At December 31, 2012, the Company had $78 million of outstanding and unused Letters of Credit, reducing the Company’s borrowing capacity by such amount.

Revolving credit loans bear interest under the Credit Agreement, at the Company’s option: at (A) a rate per annum equal to the greatest of (i) prime rate, (ii) the Federal Funds effective rate plus 0.50% and (iii) LIBOR plus 1.0% (the “Alternative Base Rate”); plus an applicable margin based upon the then-applicable corporate credit ratings of the Company; or (B) LIBOR plus an applicable margin based upon the then-applicable corporate credit ratings of the Company. The foreign currency revolving credit loans bear interest at a rate equal to LIBOR plus an applicable margin based upon the then-applicable corporate credit ratings of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

K.	DEBT (Concluded)

Based on the limitations of the debt to total capitalization covenant, at December 31, 2012 the Company had additional borrowing capacity, subject to availability, of up to $873 million. Additionally, at December 31, 2012, the Company could absorb a reduction to shareholders’ equity of approximately $470 million and remain in compliance with the debt to total capitalization covenant.

In order to borrow under the Credit Agreement, there must not be any default in the Company’s covenants in the Credit Agreement (i.e., in addition to the two financial covenants, principally limitations on subsidiary debt, negative pledge restrictions, legal compliance requirements and maintenance of properties and insurance) and the Company’s representations and warranties in the Credit Agreement must be true in all material respects on the date of borrowing (i.e., principally no material adverse change or litigation likely to result in a material adverse change, since December 31, 2009, in each case, no material ERISA or environmental non-compliance and no material tax deficiency).

At December 31, 2012 and 2011, the Company was in compliance with all covenants and had no borrowings under the Credit Agreement.

At December 31, 2012, the debt maturities during each of the next five years were as follows: 2013—$206 million; 2014—$1 million; 2015—$501 million; 2016—$1,001 million; and 2017—$301 million.

Interest paid was $269 million, $254 million and $241 million in 2012, 2011 and 2010, respectively.

L.	STOCK-BASED COMPENSATION

The Company’s 2005 Long Term Stock Incentive Plan (the “2005 Plan”) provides for the issuance of stock-based incentives in various forms to employees and non-employee Directors of the Company. At December 31, 2012, outstanding stock-based incentives were in the form of long-term stock awards, stock options, phantom stock awards and stock appreciation rights.

Pre-tax compensation expense (income) and the income tax benefit related to these stock-based incentives were as follows, in millions:

	2012	2011	2010
Long-term stock awards	$35	$39	$37
Stock options	15	21	22
Phantom stock awards and stock appreciation rights	11	1	3

Total	$61	$61	$62

Income tax benefit (37 percent tax rate – before valuation allowance)	$23	$23	$23

At December 31, 2012, a total of 10,718,100 shares of Company common stock were available under the 2005 Plan for the granting of stock options and other long-term stock incentive awards.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

L.	STOCK-BASED COMPENSATION (Continued)

Long-Term Stock Awards. Long-term stock awards are granted to key employees and non-employee Directors of the Company and do not cause net share dilution inasmuch as the Company continues the practice of repurchasing and retiring an equal number of shares on the open market.

The Company’s long-term stock award activity was as follows, shares in millions:

	2012	2011	2010
Unvested stock award shares at January 1	10	10	9
Weighted average grant date fair value	$17	$19	$21
Stock award shares granted	1	2	3
Weighted average grant date fair value	$12	$13	$14
Stock award shares vested	2	2	2
Weighted average grant date fair value	$18	$20	$23
Stock award shares forfeited	1	—	—
Weighted average grant date fair value	$17	$18	$20
Unvested stock award shares at December 31	8	10	10
Weighted average grant date fair value	$16	$17	$19

At December 31, 2012, 2011 and 2010, there was $72 million, $107 million and $127 million, respectively, of unrecognized compensation expense related to unvested stock awards; such awards had a weighted average remaining vesting period of four years for 2012, four years for 2011 and five years for 2010.

The total market value (at the vesting date) of stock award shares which vested during 2012, 2011 and 2010 was $27 million, $28 million and $22 million, respectively.

Stock Options. Stock options are granted to key employees of the Company. The exercise price equals the market price of the Company’s common stock at the grant date. These options generally become exercisable (vest ratably) over five years beginning on the first anniversary from the date of grant and expire no later than 10 years after the grant date. The 2005 Plan does not permit the granting of restoration stock options, except for restoration options resulting from options previously granted under the 1991 Plan. Restoration stock options become exercisable six months from the date of grant.

The Company granted 1,080,750 of stock option shares, including restoration stock option shares, during 2012 with a grant date exercise price of approximately $12 per share. During 2012, 5,894,710 stock option shares were forfeited (including options that expired unexercised).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

L.	STOCK-BASED COMPENSATION (Continued)

The Company’s stock option activity was as follows, shares in millions:

	2012		2011		2010
Option shares outstanding, January 1	36		37		36
Weighted average exercise price	$21		$21		$23
Option shares granted, including restoration options	1		2		5
Weighted average exercise price	$12		$13		$14
Option shares exercised	1		—		—
Aggregate intrinsic value on date of exercise (A)	$5	million	$1	million	$1	million
Weighted average exercise price	$10		$8		$8
Option shares forfeited	6		3		4
Weighted average exercise price	$19		$22		$23
Option shares outstanding, December 31	30		36		37
Weighted average exercise price	$21		$21		$21
Weighted average remaining option term (in years)	5		5		6
Option shares vested and expected to vest, December 31	30		36		37
Weighted average exercise price	$21		$21		$22
Aggregate intrinsic value (A)	$55	million	$12	million	$23	million
Weighted average remaining option term (in years)	5		5		6
Option shares exercisable (vested),
December 31	23		24		22
Weighted average exercise price	$24		$25		$25
Aggregate intrinsic value (A)	$22	million	$4	million	$4	million
Weighted average remaining option term (in years)	4		4		4

(A)	Aggregate intrinsic value is calculated using the Company’s stock price at each respective date, less the exercise price (grant date price) multiplied by the number of shares.

At December 31, 2012, 2011 and 2010, there was $15 million, $33 million and $45 million, respectively, of unrecognized compensation expense (using the Black-Scholes option pricing model at the grant date) related to unvested stock options; such options had a weighted average remaining vesting period of two years in 2012 and three years in 2011 and 2010.

The weighted average grant date fair value of option shares granted and the assumptions used to estimate those values using a Black-Scholes option pricing model, was as follows:

	2012	2011	2010
Weighted average grant date fair value	$4.44	$5.07	$5.30
Risk-free interest rate	1.09%	2.69%	2.76%
Dividend yield	2.57%	2.35%	2.17%
Volatility factor	50.97%	49.03%	46.03%
Expected option life	6 years	6 years	6 years

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

L.	STOCK-BASED COMPENSATION (Concluded)

The following table summarizes information for stock option shares outstanding and exercisable at December 31, 2012, shares in millions:

	Option Shares Outstanding			Option Shares Exercisable
Range of Prices	Number of Shares	Weighted Average Remaining Option Term	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
$8-23	15	6 Years	$14	8	$15
$24-28	6	2 Years	$27	6	$27
$29-32	9	3 Years	$30	9	$30
$33-38	—	3 Years	$34	—	$34

$8-38	30	5 Years	$21	23	$24

Phantom Stock Awards and Stock Appreciation Rights (“SARs”). The Company grants phantom stock awards and SARs to certain non-U.S. employees.

Phantom stock awards are linked to the value of the Company’s common stock on the date of grant and are settled in cash upon vesting, typically over 5 to 10 years. The Company accounts for phantom stock awards as liability-based awards; the compensation expense is initially measured as the market price of the Company’s common stock at the grant date and is recognized over the vesting period. The liability is remeasured and adjusted at the end of each reporting period until the awards are fully-vested and paid to the employees. The Company recognized expense of $7 million, $2 million and $2 million related to the valuation of phantom stock awards for 2012, 2011 and 2010, respectively. In 2012, 2011 and 2010, the Company granted 162,310 shares, 349,550 shares and 299,650 shares, respectively, of phantom stock awards with an aggregate fair value of $2 million, $4 million and $4 million, respectively, and paid $3 million, $2 million and $1 million of cash in 2012, 2011 and 2010, respectively, to settle phantom stock awards.

SARs are linked to the value of the Company’s common stock on the date of grant and are settled in cash upon exercise. The Company accounts for SARs using the fair value method, which requires outstanding SARs to be classified as liability-based awards and valued using a Black-Scholes option pricing model at the grant date; such fair value is recognized as compensation expense over the vesting period, typically five years. The liability is remeasured and adjusted at the end of each reporting period until the SARs are exercised and payment is made to the employees or the SARs expire. The Company recognized expense (income) of $4 million, $(1) million and $1 million related to the valuation of SARs for 2012, 2011 and 2010, respectively. During 2012 and 2011, the Company did not grant any SARs. During 2010, the Company granted SARs for 429,300 shares, with an aggregate fair value of $2 million in 2010.

Information related to phantom stock awards and SARs was as follows, in millions:

	Phantom Stock Awards		Stock Appreciation Rights
	At December 31,		At December 31,
	2012	2011	2012	2011
Accrued compensation cost liability	$11	$7	$6	$3
Unrecognized compensation cost	$5	$4	$1	$1
Equivalent common shares	1	1	2	2

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

M.	EMPLOYEE RETIREMENT PLANS

The Company sponsors qualified defined-benefit and defined-contribution retirement plans for most of its employees. In addition to the Company’s qualified defined-benefit pension plans, the Company has unfunded non-qualified defined-benefit pension plans covering certain employees, which provide for benefits in addition to those provided by the qualified pension plans. Substantially all salaried employees participate in non-contributory defined-contribution retirement plans, to which payments are determined annually by the Organization and Compensation Committee of the Board of Directors. Aggregate charges to earnings under the Company’s defined-benefit and defined-contribution retirement plans were $36 million and $43 million in 2012, $34 million and $31 million in 2011 and $34 million and $47 million in 2010, respectively.

In addition, the Company participates in 20 regional multi-employer pension plans, principally related to building trades; none of the plans are considered significant. The aggregate expense recognized through contributions by the Company to these plans was approximately $4 million, $3 million and $3 million in 2012, 2011 and 2010, respectively.

In March 2009, based on management’s recommendation, the Board of Directors approved a plan to freeze all future benefit accruals under substantially all of the Company’s domestic qualified and non-qualified defined-benefit pension plans. The freeze was effective January 1, 2010.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

M.	EMPLOYEE RETIREMENT PLANS (Continued)

Changes in the projected benefit obligation and fair value of plan assets, and the funded status of the Company’s defined-benefit pension plans were as follows, in millions:

	2012		2011
	Qualified	Non-Qualified	Qualified	Non-Qualified
Changes in projected benefit obligation:
Projected benefit obligation at January 1	$943	$174	$868	$163
Service cost	2	—	2	—
Interest cost	42	7	44	8
Actuarial loss (gain), net	100	11	70	13
Foreign currency exchange	9	—	(2)	—
Benefit payments	(40)	(11)	(39)	(10)

Projected benefit obligation at December 31	$1,056	$181	$943	$174

Changes in fair value of plan assets:
Fair value of plan assets at January 1	$504	$—	$509	$—
Actual return on plan assets	75	—	(1)	—
Foreign currency exchange	4	—	—	—
Company contributions	55	11	38	10
Expenses, other	(4)	—	(3)	—
Benefit payments	(40)	(11)	(39)	(10)

Fair value of plan assets at December 31	$594	$—	$504	$—

Funded status at December 31:	$(462)	$(181)	$(439)	$(174)

Amounts in the Company’s consolidated balance sheets were as follows, in millions:

	At December 31, 2012		At December 31, 2011
	Qualified	Non-Qualified	Qualified	Non-Qualified
Accrued liabilities	$(3)	$(12)	$(3)	$(12)
Deferred income taxes and other	(459)	(169)	(436)	(162)

Total net liability	$(462)	$(181)	$(439)	$(174)

Amounts in accumulated other comprehensive income before income taxes were as follows, in millions:

	At December 31, 2012		At December 31, 2011
	Qualified	Non-Qualified	Qualified	Non-Qualified
Net loss	$467	$53	$424	$43
Net transition obligation	1	—	1	—
Net prior service cost	2	—	(1)	—

Total	$470	$53	$424	$43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

M.	EMPLOYEE RETIREMENT PLANS (Continued)

Information for defined-benefit pension plans with an accumulated benefit obligation in excess of plan assets was as follows, in millions:

	At December 31
	2012		2011
	Qualified	Non-Qualified	Qualified	Non-Qualified
Projected benefit obligation	$1,056	$181	$943	$174
Accumulated benefit obligation	$1,054	$181	$941	$174
Fair value of plan assets	$594	$—	$504	$—

The projected benefit obligation was in excess of plan assets for all of the Company’s qualified defined-benefit pension plans at December 31, 2012 and 2011.

Net periodic pension cost for the Company’s defined-benefit pension plans was as follows, in millions:

	2012		2011		2010
	Qualified	Non-Qualified	Qualified	Non-Qualified	Qualified	Non-Qualified
Service cost	$2	$—	$2	$—	$3	$—
Interest cost	42	7	44	8	45	9
Expected return on plan assets	(31)	—	(33)	—	(34)	—
Recognized prior service cost	—	—	—	—	(1)	—
Recognized net loss	14	2	10	1	10	—

Net periodic pension cost	$27	$9	$23	$9	$23	$9

The Company expects to recognize $18 million of pre-tax net loss from accumulated other comprehensive income into net periodic pension cost in 2013 related to its defined-benefit pension plans.

Plan Assets. The Company’s qualified defined-benefit pension plan weighted average asset allocation, which is based upon fair value, was as follows:

	At December 31
	2012	2011
Equity securities	44%	44%
Debt securities	41%	39%
Other	15%	17%

Total	100%	100%

Plan assets included 600,000 and 1.2 million shares of Company common stock valued at $10 million and $12 million at December 31, 2012 and 2011, respectively.

The Company’s qualified defined-benefit pension plans have adopted accounting guidance that defines fair value, establishes a framework for measuring fair value and prescribes disclosures about fair value measurements. Accounting guidance defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.”

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

M.	EMPLOYEE RETIREMENT PLANS (Continued)

Following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at December 31, 2012.

Common and Preferred Stocks and Short-Term and Other Investments: Valued at the closing price reported on the active market on which the individual securities are traded, or based on the active market for similar securities. For certain Short-Term and Other Investments, there is no active trading market and they are for the most part illiquid. Due to the significant unobservable inputs, the fair value measurements used to estimate fair value are Level 3 inputs.

Private Equity Funds: Valued based on an estimated fair value using either a market approach or an income approach, each of which requires a significant degree of judgment. There is no active trading market for these investments and they are for the most part illiquid. Due to the significant unobservable inputs, the fair value measurements used to estimate fair value are a Level 3 input.

Corporate Debt Securities: Valued based on the active market for similar securities or on estimated fair value.

Government and Other Debt Securities: Valued based on either the closing price reported on the active market on which the individual securities are traded, the market for similar securities or estimated fair value based on a model for similar securities.

Common Collective Trust Fund: Valued based on a unit value basis, which approximates fair value as of December 31, 2012 and 2011, respectively. Such basis is determined by reference to the respective fund’s underlying assets, which are primarily marketable equity and fixed income securities. There are no unfunded commitments or other restrictions associated with this fund.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

M.	EMPLOYEE RETIREMENT PLANS (Continued)

The following table sets forth by level, within the fair value hierarchy, the qualified defined-benefit pension plan assets at fair value as of December 31, 2012 and 2011, in millions.

	Assets at Fair Value as of December 31, 2012
	Level 1	Level 2	Level 3	Total
Common and Preferred Stocks:
United States	$127	$61	$—	$188
International	61	10	—	71
Private Equity and
Hedge Funds
United States	—	—	52	52
International	—	—	11	11
Corporate Debt Securities:
United States	—	25	—	25
International	—	73	—	73
Government and Other Debt Securities:
United States	51	42	—	93
International	24	29	—	53
Common Collective Trust Fund – United States	—	12	—	12
Short-Term and Other Investments
United States	1	—	—	1
International	—	—	15	15

Total Assets at Fair Value	$264	$252	$78	$594

	Assets at Fair Value as of December 31, 2011
	Level 1	Level 2	Level 3	Total
Common and Preferred Stocks:
United States	$119	$38	$—	$157
International	56	9	—	65
Private Equity and Hedge Funds
United States	—	—	52	52
International	—	—	7	7
Corporate Debt Securities:
United States	—	15	—	15
International	—	55	—	55
Government and Other Debt Securities:
United States	46	31	—	77
International	24	29	—	53
Common Collective Trust Fund – United States	—	8	—	8
Short-Term and Other Investments
United States	2	—	—	2
International	—	—	13	13

Total Assets at Fair Value	$247	$185	$72	$504

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

M.	EMPLOYEE RETIREMENT PLANS (Continued)

The table below sets forth a summary of changes in the fair value of the qualified defined-benefit pension plan level 3 assets, in millions.

	Year Ended	Year Ended
	December 31, 2012	December 31, 2011
Fair Value, January 1	$72	$73
Purchases	9	10
Sales	(8)	(12)
Transfers from Level 2 to Level 3	—	2
Unrealized gains (losses)	5	(1)

Fair Value, December 31	$78	$72

Assumptions. Major assumptions used in accounting for the Company’s defined-benefit pension plans were as follows:

December 31

	December 31
	2012	2011	2010
Discount rate for obligations	3.80%	4.40%	5.30%
Expected return on plan assets	7.25%	7.25%	7.25%
Rate of compensation increase	—%	—%	1.00%
Discount rate for net periodic pension cost	4.40%	5.30%	5.80%

The discount rate for obligations for 2012 and 2011 was based upon the expected duration of each defined-benefit pension plan’s liabilities matched to the December 31, 2012 and 2011 Towers Watson Rate Link Curve. At December 31, 2012, such rates for the Company’s defined-benefit pension plans ranged from 1.75 percent to 4.50 percent, with the most significant portion of the liabilities having a discount rate for obligations of 3.40 percent or higher. At December 31, 2011, such rates for the Company’s defined-benefit pension plans ranged from 2.00 percent to 5.50 percent, with the most significant portion of the liabilities having a discount rate for obligations of 4.20 percent or higher. The decline in the weighted average discount rate over the last several years is principally the result of lower long-term interest rates in the bond markets. The weighted average discount rates were also affected by the freezing of all future benefit accruals for substantially all of the Company’s domestic qualified and non-qualified defined-benefit plans, which shortened the period of future payments.

For 2012 and 2011, the Company determined the expected long-term rate of return on plan assets of 7.25 percent based upon an analysis of expected and historical rates of return of various asset classes utilizing the current and long-term target asset allocation of the plan assets. The projected asset return at both December 31, 2012 and 2011 also considered near term returns, including current market conditions and also that pension assets are long-term in nature. The actual annual rate of return on the Company’s pension plan assets was 6.9 percent and 3.2 percent for the 10-year periods ended December 31, 2012 and 2011, respectively. Although these rates of return are less than the Company’s current expected long-term rate of return on plan assets, the Company notes that the 10-year period ended December 31, 2012 includes one significant decline in the equity markets. In 2012, actual annual rate of return on the Company’s pension plan assets was 17 percent. Accordingly, the Company believes a 7.25 percent expected long-term rate of return is reasonable.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

M.	EMPLOYEE RETIREMENT PLANS (Continued)

The investment objectives seek to minimize the volatility of the value of the Company’s plan assets relative to pension liabilities and to ensure plan assets are sufficient to pay plan benefits. In 2012 and 2011, the Company achieved its targeted asset allocation: 45 percent equities, 25 percent fixed-income, 15 percent global assets (combination of equity and fixed-income) and 15 percent alternative investments (such as private equity, commodities and hedge funds). The asset allocation of the investment portfolio was developed with the objective of achieving the Company’s expected rate of return and reducing volatility of asset returns, and considered the freezing of future benefits. The equity portfolios are invested in individual securities or funds that are expected to mirror broad market returns for equity securities. The fixed-income portfolio is invested in corporate bonds, bond index funds or U.S. Treasury securities. The increased allocation to fixed-income securities partially matches the bond-like and long-term nature of the pension liabilities. It is expected that the alternative investments would have a higher rate of return than the targeted overall long-term return of 7.25 percent. However, these investments are subject to greater volatility, due to their nature, than a portfolio of equities and fixed-income investments, and would be less liquid than financial instruments that trade on public markets. This portfolio is expected to yield a long-term rate of return of 7.25 percent.

The fair value of the Company’s plan assets is subject to risk including significant concentrations of risk in the Company’s plan assets related to equity, interest rate and operating risk. In order to ensure plan assets are sufficient to pay benefits, a portion of plan assets is allocated to equity investments that are expected, over time, to earn higher returns with more volatility than fixed-income investments which more closely match pension liabilities. Within equity, risk is mitigated by targeting a portfolio that is broadly diversified by geography, market capitalization, manager mandate size, investment style and process.

In order to minimize asset volatility relative to the liabilities, a portion of plan assets are allocated to fixed-income investments that are exposed to interest rate risk. Rate increases generally will result in a decline in fixed-income assets, while reducing the present value of the liabilities. Conversely, rate decreases will increase fixed income assets, partially offsetting the related increase in the liabilities.

Potential events or circumstances that could have a negative effect on estimated fair value include the risks of inadequate diversification and other operating risks. To mitigate these risks, investments are diversified across and within asset classes in support of investment objectives. Policies and practices to address operating risks include ongoing manager oversight, plan and asset class investment guidelines and instructions that are communicated to managers, and periodic compliance and audit reviews to ensure adherence to these policies. In addition, the Company periodically seeks the input of its independent advisor to ensure the investment policy is appropriate.

Other. The Company sponsors certain post-retirement benefit plans that provide medical, dental and life insurance coverage for eligible retirees and dependents in the United States based upon age and length of service. The aggregate present value of the unfunded accumulated post-retirement benefit obligation was $12 million and $14 million at December 31, 2012 and 2011, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

M.	EMPLOYEE RETIREMENT PLANS (Concluded)

Cash Flows. At December 31, 2012, the Company expected to contribute approximately $36 million to its qualified defined-benefit pension plans to meet ERISA requirements in 2013. The Company also expected to pay benefits of $7 million and $12 million to participants of its foreign and non-qualified (domestic) defined-benefit pension plans, respectively, in 2013.

At December 31, 2012, the benefits expected to be paid in each of the next five years, and in aggregate for the five years thereafter, relating to the Company’s defined-benefit pension plans, were as follows, in millions:

	Qualified Plans	Non-Qualified Plans
2013	$44	$12
2014	$45	$12
2015	$46	$12
2016	$47	$12
2017	$49	$12
2018–2022	$265	$58

N.	SHAREHOLDERS’ EQUITY

In July 2007, the Company’s Board of Directors authorized the repurchase for retirement of up to 50 million shares of the Company’s common stock in open-market transactions or otherwise. At December 31, 2012, the Company had remaining authorization to repurchase up to 24 million shares. During 2012, the Company repurchased and retired one million shares of Company common stock, for cash aggregating $8 million to offset the dilutive impact of the 2012 grant of one million shares of long-term stock awards. The Company repurchased and retired two million common shares in 2011 and three million common shares in 2010 for cash aggregating $30 million and $45 million in 2011 and 2010, respectively.

On the basis of amounts paid (declared), cash dividends per common share were $.30 ($.30) in 2012, $.30 ($.30) in 2011 and $.30 ($.30) in 2010, respectively.

Accumulated Other Comprehensive (Loss) Income. The components of accumulated other comprehensive income attributable to Masco Corporation were as follows, in millions:

	At December 31
	2012	2011
Cumulative translation adjustments	$501	$482
Unrealized loss on marketable securities, net	(12)	(12)
Unrealized loss on interest rate swaps	(21)	(23)
Unrecognized prior service cost and net loss, net	(409)	(371)

Accumulated other comprehensive income	$59	$76

The unrealized loss on marketable securities, net, is reported net of income tax expense of $14 million at both December 31, 2012 and 2011. The unrecognized prior service cost and net loss, net, is reported net of income tax benefit of $109 million and $100 million at December 31, 2012 and 2011, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

O.	SEGMENT INFORMATION

The Company’s reportable segments are as follows:

Cabinets and Related Products – principally includes assembled kitchen and bath cabinets; home office workstations; entertainment centers; storage products; bookcases; and kitchen utility products.

Plumbing Products – principally includes faucets; plumbing fittings and valves; showerheads and hand showers; bathtubs and shower enclosures; and spas.

Installation and Other Services – principally includes the sale, installation and distribution of insulation and other building products.

Decorative Architectural Products – principally includes paints and stains; and cabinet, door, window and other hardware.

Other Specialty Products – principally includes windows, window frame components and patio doors; staple gun tackers, staples and other fastening tools.

The above products and services are sold to the home improvement and new home construction markets through mass merchandisers, hardware stores, home centers, builders, distributors and other outlets for consumers and contractors.

The Company’s operations are principally located in North America and Europe. The Company’s country of domicile is the United States of America.

Corporate assets consist primarily of real property, equipment, cash and cash investments and other investments.

The Company’s segments are based upon similarities in products and services and represent the aggregation of operating units, for which financial information is regularly evaluated by the Company’s corporate operating executives in determining resource allocation and assessing performance and is periodically reviewed by the Board of Directors. Accounting policies for the segments are the same as those for the Company. The Company primarily evaluates performance based upon operating profit (loss) and, other than general corporate expense, allocates specific corporate overhead to each segment. The evaluation of segment operating profit (loss) also excludes the charge for litigation settlements, net, and the gain on sale of fixed assets, net.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

O.	SEGMENT INFORMATION (Continued)

Information about the Company by segment and geographic area was as follows, in millions:

	Net Sales (1) (2) (3) (4) (5)			Operating Profit (Loss) (5) (6)			Assets at December 31 (9) (10)
	2012	2011	2010	2012	2011	2010	2012	2011	2010
The Company’s operations by segment were:
Cabinets and Related Products	$939	$934	$1,161	$(89)	$(126)	$(253)	$700	$792	$843
Plumbing Products	2,955	2,913	2,692	307	322	331	2,012	1,959	1,866
Installation and Other Services	1,209	1,077	1,041	(19)	(79)	(798)	1,444	1,427	1,537
Decorative Architectural Products	1,818	1,670	1,693	329	196	345	799	770	851
Other Specialty Products	574	576	596	(31)	(401)	19	704	768	1,182

Total	$7,495	$7,170	$7,183	$497	$(88)	$(356)	$5,659	$5,716	$6,279

The Company’s operations by geographic area were:
North America	$6,046	$5,669	$5,823	$360	$(259)	$(507)	$4,363	$4,441	$5,063
International, principally Europe	1,499	1,501	1,360	137	171	151	1,296	1,275	1,216

Total, as above	$7,495	$7,170	$7,183	497	(88)	(356)	5,659	5,716	6,279
General corporate expense, net (7)				(126)	(118)	(110)
Charge for litigation settlements, net (8)				(77)	(9)	—

Gain from sales of fixed assets, net				8	—	—
Operating profit (loss), as reported				302	(215)	(466)
Other income (expense), net				(229)	(177)	(279)

Income (loss) from continuing operations before income taxes				$73	$(392)	$(745)

Corporate assets							1,013	1,339	1,596
Assets held for sale							203	242	265

Total assets							$6,875	$7,297	$8,140

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

O.	SEGMENT INFORMATION (Concluded)

	Property Additions (5)			Depreciation and Amortization (5)
	2012	2011	2010	2012	2011	2010
The Company’s operations by segment were:
Cabinets and Related Products	$15	$14	$32	$57	$66	$101
Plumbing Products	67	85	65	69	68	63
Installation and Other Services	11	9	6	30	32	33
Decorative Architectural Products	11	8	9	15	15	18
Other Specialty Products	11	17	18	21	48	26

	115	133	130	192	229	241
Unallocated amounts, principally related to corporate assets	2	6	4	11	16	20

Total	$117	$139	$134	$203	$245	$261

(1)	Included in net sales were export sales from the U.S. of $229 million, $241 million and $246 million in 2012, 2011 and 2010, respectively.

(2)	Excluded from net sales were intra-company sales between segments of approximately two percent of net sales in each of 2012, 2011 and 2010.

(3)	Included in net sales were sales to one customer of $2,143 million, $1,984 million and $1,993 million in 2012, 2011 and 2010, respectively. Such net sales were included in the following segments: Cabinets and Related Products, Plumbing Products, Decorative Architectural Products and Other Specialty Products.

(4)	Net sales from the Company’s operations in the U.S. were $5,793 million, $5,394 million and $5,618 million in 2012, 2011 and 2010, respectively.

(5)	Net sales, operating (loss) profit, property additions and depreciation and amortization expense for 2012, 2011 and 2010 excluded the results of businesses reported as discontinued operations in 2012, 2011 and 2010.

(6)	Included in segment operating profit (loss) for 2012 was an impairment charge for other intangible assets as follows: Other Specialty Products—$42 million. Included in segment operating (loss) profit for 2011 were impairment charges for goodwill and other intangible assets as follows: Plumbing Products—$1 million; Decorative Architectural Products—$75 million; and Other Specialty Products—$374 million. Included in segment operating (loss) profit for 2010 were impairment charges for goodwill and other intangible assets as follows: Plumbing Products—$1 million; and Installation and Other Services—$697 million.

(7)	General corporate expense, net included those expenses not specifically attributable to the Company’s segments.

(8)	The charge for litigation settlement, net in 2012 primarily relates to a business in the Installation and Other Services segment and in 2011 relates to business units in the Cabinets and Related Products and the Other Specialty Products segments.

(9)	Long-lived assets of the Company’s operations in the U.S. and Europe were $2,792 million and $467 million, $2,962 million and $455 million, and $3,681 million and $457 million at December 31, 2012, 2011 and 2010, respectively.

(10)	Segment assets for 2012 and 2011 excluded the assets of businesses reported as discontinued operations in the respective years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

P.	SEVERANCE COSTS

As part of the Company’s continuing review of its operations, actions were taken during 2012, 2011 and 2010 to respond to market conditions. The Company recorded charges related to severance and early retirement programs of $35 million, $15 million and $14 million for the years ended December 31, 2012, 2011 and 2010, respectively. Such charges are principally reflected in the statement of operations in selling, general and administrative expenses and were paid when incurred.

Q.	OTHER INCOME (EXPENSE), NET

Other, net, which is included in other income (expense), net, was as follows, in millions:

	2012	2011	2010
Income from cash and cash investments	$6	$8	$6
Other interest income	1	1	1
Income from financial investments, net (Note E)	24	73	9
Other items, net	(4)	(5)	(10)

Total other, net	$27	$77	$6

Other items, net, included realized foreign currency transaction losses of $2 million, $5 million and $3 million in 2012, 2011 and 2010, respectively, as well as other miscellaneous items.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

R.	INCOME TAXES

		(In Millions)
	2012	2011	2010
Income (loss) from continuing operations before income taxes:
U.S.	$(84)	$(575)	$(928)
Foreign	157	183	183

	$73	$(392)	$(745)

Income tax expense (benefit) on income (loss) from continuing operations:
Currently payable:
U.S. Federal	$—	$—	$(24)
State and local	(2)	(1)	22
Foreign	51	63	57
Deferred:
U.S. Federal	31	(103)	190
State and local	7	—	(7)
Foreign	4	1	3

	$91	$(40)	$241

Deferred tax assets at December 31:
Receivables	$14	$14
Inventories	24	28
Other assets, principally stock-based compensation	118	121
Accrued liabilities	156	141
Long-term liabilities	253	260
Net operating loss carryforward	400	260
Tax credit carryforward	25	20

	990	844
Valuation allowance	(787)	(688)

	203	156

Deferred tax liabilities at December 31:
Property and equipment	180	178
Intangibles	286	192
Investment in foreign subsidiaries	8	—
Other	9	25

	483	395

Net deferred tax liability at December 31	$280	$239

At December 31, 2012 and 2011, the net deferred tax liability consisted of net short-term deferred tax assets included in prepaid expenses and other of $41 million and $11 million, respectively, and net long-term deferred tax liabilities included in deferred income taxes and other of $321 million and $250 million, respectively.

The current portion of the state and local income tax benefit includes a $14 million and $10 million tax benefit from the reversal of an accrual for uncertain tax positions resulting primarily from the expiration of applicable statutes of limitations and favorable settlements on state audits in 2012 and 2011, respectively. The deferred portion of the state and local taxes includes a $26 million and $31 million non-cash charge to income tax expense resulting from a change in the valuation allowance against state and local deferred tax assets in 2012 and 2011, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

R.	INCOME TAXES (Continued)

The accounting guidance for income taxes requires that the future realization of deferred tax assets depends on the existence of sufficient taxable income in future periods. Possible sources of taxable income include taxable income in carryback periods, the future reversal of existing taxable temporary differences recorded as a deferred tax liability, tax-planning strategies that generate future income or gains in excess of anticipated losses in the carryforward period and projected future taxable income.

If, based upon all available evidence, both positive and negative, it is more likely than not (more than 50 percent likely) such deferred tax assets will not be realized, a valuation allowance is recorded. Significant weight is given to positive and negative evidence that is objectively verifiable. A company’s three-year cumulative loss position is significant negative evidence in considering whether deferred tax assets are realizable and the accounting guidance restricts the amount of reliance the Company can place on projected taxable income to support the recovery of the deferred tax assets.

In the fourth quarter of 2010, the Company recorded a $372 million valuation allowance against its U.S. Federal deferred tax assets as a non-cash charge to income tax expense. In reaching this conclusion, the Company considered the weaker retail sales of certain of its building products and the slower than anticipated recovery in the U.S. housing market which led to U.S. operating losses and significant U.S. goodwill impairment charges, that primarily occurred in the fourth quarter of 2010, causing the Company to be in a three-year cumulative U.S. loss position.

During 2012 and 2011, objective and verifiable negative evidence, such as U.S. operating losses and significant impairment charges for U.S. goodwill in 2011 and other intangible assets, continued to outweigh positive evidence necessary to reduce the valuation allowance. As a result, the Company recorded increases of $65 million and $89 million in the valuation allowance against its U.S. Federal deferred tax assets as a non-cash charge to income tax expense in 2012 and 2011, respectively.

Recording the valuation allowance does not restrict the Company’s ability to utilize the future deductions and net operating losses associated with the deferred tax assets assuming taxable income is recognized in future periods.

A rebound in the U.S. housing market from the recent historic lows and retail sales of building products improving from their current levels should have a positive impact on the Company’s operating results in the U.S. A return to sustained profitability in the U.S. should result in objective positive evidence thereby warranting the potential reversal of all or a portion of the valuation allowance.

The $203 million and $156 million of deferred tax assets at December 31, 2012 and 2011, respectively, for which there is no valuation allowance recorded, is anticipated to be realized through the future reversal of existing taxable temporary differences recorded as deferred tax liabilities.

Of the deferred tax asset related to the net operating loss and tax credit carryforwards at December 31, 2012 $411 million will expire between 2020 and 2032 and $14 million is unlimited. Of the deferred tax asset related to the net operating loss and tax credit carryforwards at December 31, 2011 $269 million will expire between 2020 and 2031 and $11 million is unlimited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

R.	INCOME TAXES (Continued)

The tax benefit from certain stock-based compensation is not recognized as a deferred tax asset until the tax deduction reduces cash taxes. Accordingly, as of December 31, 2012, the Company has not recorded a $27 million deferred tax asset on additional net operating losses that, when realized, will be recorded to paid-in capital.

A tax provision has not been provided at December 31, 2012 for U.S. income taxes or additional foreign withholding taxes on approximately $10 million of undistributed earnings of certain foreign subsidiaries that are considered to be permanently reinvested. It is not practicable to determine the amount of deferred tax liability on such earnings as the actual U.S. tax would depend on income tax laws and circumstances at the time of distribution.

A reconciliation of the U.S. Federal statutory tax rate to the income tax expense (benefit) on income (loss) from continuing operations was as follows:

	2012	2011	2010
U.S. Federal statutory tax rate – expense (benefit)	35%	(35%)	(35%)
State and local taxes, net of U.S. Federal tax benefit	4	—	1
(Lower) higher taxes on foreign earnings	(9)	—	(1)
U.S. and foreign taxes on distributed and undistributed foreign earnings	1	—	—
Goodwill and other intangible assets impairment charges providing no tax benefit	2	3	18
U.S. Federal valuation allowance	89	24	50
Other, net	3	(2)	(1)

Effective tax rate – expense (benefit)	125%	(10%)	32%

Income taxes paid were $57 million, $43 million and $47 million in 2012, 2011 and 2010, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

R.	INCOME TAXES (Concluded)

A reconciliation of the beginning and ending liability for uncertain tax positions, including related interest and penalties, is as follows:

			(In millions)
	Uncertain Tax Positions	Interest and Penalties	Total
Balance at January 1, 2011	$71	$23	$94
Current year tax positions:
Additions	6		6
Reductions	(1)		(1)
Prior year tax positions:
Additions	6		6
Reductions	(1)		(1)
Settlements with tax authorities	(4)	(2)	(6)
Lapse of applicable statute of limitations	(16)		(16)
Interest and penalties recognized in income tax expense		(1)	(1)

Balance at December 31, 2011	$61	$20	$81

Current year tax positions:
Additions	6		6
Prior year tax positions:
Reductions	(4)		(4)
Settlements with tax authorities	—		—
Lapse of applicable statute of limitations	(12)		(12)
Interest and penalties recognized in income tax expense	—	(3)	(3)

Balance at December 31, 2012	$51	$17	$68

If recognized, $34 million and $40 million of the liability for uncertain tax positions at December 31, 2012 and 2011, respectively, net of any U.S. Federal tax benefit, would impact the Company’s effective tax rate.

At December 31, 2012 and 2011, $74 and $86 million of the total liability for uncertain tax positions, including related interest and penalties, is recorded in deferred income taxes and other, $1 and $1 million is recorded in accrued liabilities and $7 and $6 million is recorded in other assets, respectively.

The Company files income tax returns in the U.S. Federal jurisdiction, and various local, state and foreign jurisdictions. The Company continues to participate in the Compliance Assurance Program (“CAP”). CAP is a real-time audit of the U.S. Federal income tax return that allows the Internal Revenue Service (“IRS”), working in conjunction with the Company, to determine tax return compliance with the U.S. Federal tax law prior to filing the return. This program provides the Company with greater certainty about its tax liability for a given year within months, rather than years, of filing its annual tax return and greatly reduces the need for recording a liability for U.S. Federal uncertain tax positions. The IRS has completed their examination of the Company’s consolidated U.S. Federal tax returns through 2011. With few exceptions, the Company is no longer subject to state or foreign income tax examinations on filed returns for years before 2000.

As a result of tax audit closings, settlements and the expiration of applicable statutes of limitations in various jurisdictions within the next 12 months, the Company anticipates that it is reasonably possible the liability for uncertain tax positions could be reduced by approximately $6 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

S.	EARNINGS PER COMMON SHARE

Reconciliations of the numerators and denominators used in the computations of basic and diluted earnings per common share were as follows, in millions:

	2012	2011	2010
Numerator (basic and diluted):
Loss from continuing operations	$(53)	$(394)	$(1,027)
Allocation to unvested restricted stock awards	(2)	(3)	(3)

Loss from continuing operations attributable to common shareholders	(55)	(397)	(1,030)
Loss from discontinued operations, net	(61)	(181)	(16)

Net loss available to common shareholders	$(116)	$(578)	$(1,046)

Denominator:
Basic common shares (based on weighted average)	349	348	349
Add:
Contingent common shares	—	—	—
Stock option dilution	—	—	—

Diluted common shares	349	348	349

The Company follows accounting guidance regarding determining whether instruments granted in share-based payment transactions are participating securities. This accounting guidance clarifies that share-based payment awards that entitle their holders to receive non-forfeitable dividends prior to vesting should be considered participating securities. The Company has granted restricted stock awards that contain non-forfeitable rights to dividends on unvested shares; such unvested restricted stock awards are considered participating securities. As participating securities, the unvested shares are required to be included in the calculation of the Company’s basic earnings per common share, using the “two-class method.” The two-class method of computing earnings per common share is an allocation method that calculates earnings per share for each class of common stock and participating security according to dividends declared and participation rights in undistributed earnings. For the years ended December 31, 2012, 2011 and 2010, the Company allocated dividends to the unvested restricted stock awards (participating securities).

At December 31, 2011 and 2010, the Company did not include any common shares related to the Zero Coupon Convertible Senior Notes (“Notes”) in the calculation of diluted earnings per common share, as the price of the Company’s common stock at December 31, 2010 did not exceed the equivalent accreted value of the Notes.

Additionally, 30 million common shares, 36 million common shares and 37 million common shares for 2012, 2011 and 2010, respectively, related to stock options were excluded from the computation of diluted earnings per common share due to their antidilutive effect.

Common shares outstanding included on the Company’s balance sheet and for the calculation of earnings per common share do not include unvested stock awards (8 million shares and 10 million common shares at December 31, 2012 and 2011, respectively); shares outstanding for legal requirements included all common shares that have voting rights (including unvested stock awards).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

T.	OTHER COMMITMENTS AND CONTINGENCIES

Litigation. We are subject to claims, charges, litigation and other proceedings in the ordinary course of our business, including those arising from or related to contractual matters, intellectual property, personal injury, environmental matters, product liability, construction defect, insurance coverage, personnel and employment disputes and other matters, including class actions. We believe we have adequate defenses in these matters and that the outcome of these matters is not likely to have a material adverse effect on us. However, there is no assurance that we will prevail in these matters, and we could in the future incur judgments, enter into settlements of claims or revise our expectations regarding the outcome of these matters, which could materially impact our results of operations.

In July 2012, the Company reached a settlement agreement related to the Columbus Drywall litigation. The Company and its insulation installation companies named in the suit agreed to pay $75 million in return for dismissal with prejudice and full release of all claims. The Company and its insulation installation companies continue to deny that the challenged conduct was unlawful and admit no wrongdoing as part of the settlement. A settlement was reached to eliminate the considerable expense and uncertainty of this lawsuit. The Company recorded the settlement expense in the second quarter of 2012 and the amount was paid in the fourth quarter of 2012.

Warranty. At the time of sale, the Company accrues a warranty liability for the estimated cost to provide products, parts or services to repair or replace products in satisfaction of warranty obligations. During the third quarter of 2012, a business in the Other Specialty Products segment recorded a $12 million increase in expected future warranty claims resulting from the completion of an analysis prepared by the Company based upon its periodic assessment of recent business unit specific operating trends including, among others, home ownership demographics, sales volumes, manufacturing quality, an analysis of recent warranty claim activity and an estimate of current costs to service anticipated claims.

Changes in the Company’s warranty liability were as follows, in millions:

	2012	2011
Balance at January 1	$102	$107
Accruals for warranties issued during the year	42	28
Accruals related to pre-existing warranties	16	8
Settlements made (in cash or kind) during the year	(38)	(38)
Other, net (including currency translation)	(4)	(3)

Balance at December 31	$118	$102

Investments. With respect to the Company’s investments in private equity funds, the Company had, at December 31, 2012, commitments to contribute up to $19 million of additional capital to such funds representing the Company’s aggregate capital commitment to such funds less capital contributions made to date. The Company is contractually obligated to make additional capital contributions to certain of its private equity funds upon receipt of a capital call from the private equity fund. The Company has no control over when or if the capital calls will occur. Capital calls are funded in cash and generally result in an increase in the carrying value of the Company’s investment in the private equity fund when paid.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

T.	OTHER COMMITMENTS AND CONTINGENCIES (Concluded)

Other Matters. The Company enters into contracts, which include reasonable and customary indemnifications that are standard for the industries in which it operates. Such indemnifications include customer claims against builders for issues relating to the Company’s products and workmanship. In conjunction with divestitures and other transactions, the Company occasionally provides reasonable and customary indemnifications relating to various items including: the enforceability of trademarks; legal and environmental issues; provisions for sales returns; and asset valuations. The Company has never had to pay a material amount related to these indemnifications and evaluates the probability that amounts may be incurred and appropriately records an estimated liability when probable.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.	INTERIM FINANCIAL INFORMATION (UNAUDITED)

		(In Millions, Except Per Common Share Data)
		Quarters Ended
	Total Year	December 31	September 30	June 30	March 31
2012
Net sales	$7,495	$1,831	$1,913	$1,945	$1,806
Gross profit	$1,956	$451	$500	$521	$484
(Loss) income from continuing operations	$(53)	$(70)	$26	$(51)	$42
Net (loss) income	$(114)	$(87)	$15	$(75)	$33
(Loss) earnings per common share:
Basic:
(Loss) income from continuing operations	$(.16)	$(.20)	$.07	$(.15)	$.12
Net (loss) income	$(.33)	$(.25)	$.04	$(.22)	$.09
Diluted:
(Loss) income from continuing operations	$(.16)	$(.20)	$.07	$(.15)	$.12
Net (loss) income	$(.33)	$(.25)	$.04	$(.22)	$.09
2011
Net sales	$7,170	$1,657	$1,896	$1,933	$1,684
Gross profit	$1,787	$342	$493	$531	$421
(Loss) income from continuing operations	$(394)	$(435)	$61	$18	$(38)
Net (loss) income	$(575)	$(573)	$36	$8	$(46)
(Loss) earnings per common share:
Basic:
(Loss) income from continuing operations	$(1.14)	$(1.25)	$.17	$.05	$(.11)
Net (loss) income	$(1.66)	$(1.65)	$.10	$.02	$(.13)
Diluted:
(Loss) income from continuing operations	$(1.14)	$(1.25)	$.17	$.05	$(.11)
Net (loss) income	$(1.66)	$(1.65)	$.10	$.02	$(.13)

(Loss) earnings per common share amounts for the four quarters of 2012 and 2011 may not total to the earnings per common share amounts for the years ended December 31, 2012 and 2011 due to the allocation of income to unvested stock awards.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Concluded)

U.	INTERIM FINANCIAL INFORMATION (UNAUDITED) (Concluded)

Fourth quarter 2012 loss from continuing operations and net loss include non-cash impairment charges for other intangible assets of $27 million after tax ($42 million pre-tax). Income (loss) from continuing operations and net (loss) income include after-tax gains from financial investments of $10 million ($16 million pre-tax), $1 million ($2 million pre-tax) and $3 million ($4 million pre-tax) in the first, third and fourth quarters, respectively. Income (loss) from continuing operations and net (loss) income include after-tax charge (income) from litigation settlements of $(1) million ($(2) million pre-tax), $75 million ($75 million pre-tax), $— million ($1 million pre-tax) and $2 million ($3 million pre-tax) in the first, second, third and fourth quarters, respectively.

Fourth quarter 2011 loss from continuing operations and net loss include non-cash impairment charges for goodwill and other intangible assets of $291 million after tax ($450 million pre-tax). Income (loss) from continuing operations and net (loss) income include after-tax gains from financial investments of $11 million ($17 million pre-tax), $21 million ($33 million pre-tax), $13 million ($19 million pre-tax) and $3 million ($4 million pre-tax) in the first, second, third and fourth quarters, respectively. Income (loss) from continuing operations and net (loss) income include after-tax charge (income) from litigation settlements of $3 million, ($5 million pre-tax), $— million ($1 million pre-tax) and $2 million ($3 million pre-tax) in the second, third and fourth quarters, respectively.